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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                 AUGUST 19, 2004
                                (Date of Report)

                             ALASKA AIR GROUP, INC.
             (Exact name of registrant as specified in its charter)
                          Commission file number 1-8957

           DELAWARE                                             91-1292054
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                             Identification No.)

             19300 PACIFIC HIGHWAY SOUTH, SEATTLE, WASHINGTON 98188
                    (Address of principal executive offices)
                                 (206) 392-5040
                         (Registrant's telephone number)


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ITEM 9. REGULATION FD DISCLOSURE

Pursuant to 17 CFR Part 243 ("Regulation FD"), Alaska Air Group, Inc. is submitting this current report on Form 8-K to present information relating to its financial and operational outlook for 2004. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile
(CASM) excluding fuel consumption, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air. Our disclosure of operating cost per available seat mile, excluding fuel provides us the ability to measure and monitor our performance without these items. We believe that this measure is commonly used by other companies in our industry and is useful to investors. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. Please see the cautionary statement under "Forward-Looking Information" at the end of this report.

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

References in this report on Form 8-K to "Air Group," "the Company," "we," "us," and "our" refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as "Alaska" and "Horizon," respectively, and together as our "airlines."


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THIRD QUARTER 2004

                                                 FORECAST             CHANGE
                                                     Q3               YR/YR
ALASKA AIRLINES
Capacity (ASMs in millions)                        6,000              5.4%
Fuel gallons (000,000)                              95.7              4.0%
Cost per ASM excluding fuel (cents)                  7.5             (3.8%)

Alaska Airlines' July traffic increased 10.7% to 1.668 billion RPMs from 1.506 billion flown a year earlier. Capacity during July was 2.102 billion ASMs, 5.1% higher than the 2.000 billion in July 2003.

The passenger load factor (the percentage of available seats occupied by fare-paying passengers) for the month was 79.4%, compared to 75.3% in July 2003. The airline carried 1,652,500 passengers compared to 1,551,300 in July 2003.

For July 2004, RASM increased by 8.8% as compared to July 2003 due to increases in load factor and yield.

                                                 FORECAST             CHANGE
                                                     Q3               YR/YR
HORIZON AIR
Capacity (ASMs in millions)                        820               17.0%
Fuel gallons (000,000)                             13.0              (10.3%)
Cost per ASM excluding fuel                        13.1              (7.7%)

Horizon Air's July traffic increased 28.3% to 213.5 million RPMs from 166.4 million flown a year earlier. Capacity for July was 284.9 million ASMs, 16.5% higher than the 244.7 million in July 2003.

The passenger load factor for the month was 75.0%, compared to 68.0% in July 2003. The airline carried 567,400 passengers compared to 483,200 in July 2003.

For the third quarter of 2004, CASM excluding fuel is expected to decrease 7.7% compared to the third quarter of 2003, reflecting changes in Horizon's flying mix from the traditional native network to a mix of native network flying and contract flying with Frontier Airlines. Under the contract flying agreement with Frontier, Horizon does not incur many of the normal costs of operations such as fuel, marketing costs and station labor and rents, resulting in 60-70% lower CASM (excluding fuel) and RASM. Horizon is currently operating nine 70-seat Bombardier CRJ-700 aircraft under the Frontier JetExpress brand, representing approximately 20% to 25% of total Horizon capacity and approximately 9% to 10% of total Horizon revenue.


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

For July 2004, RASM decreased by 12.4% as compared to July 2003 resulting from the contract flying with Frontier.

CAPACITY ESTIMATES FOR 2004

Provided below are current capacity (ASMs in millions) estimates for the full year of 2004:

Alaska Airlines capacity                           22,156             6.5%
Horizon Air capacity                                3,074            19.7%

OTHER FINANCIAL INFORMATION

Cash and Short-Term Investments

Cash and short-term investments amounted to approximately $837 million at July 31, 2004 compared to $865 million at June 30, 2004. The decrease of $28 million is principally due to a credit facility payment of $40 million (which was the remaining balance) , partially offset by cash flows from operations.

Fuel Hedging

Beginning in the second quarter of 2004, we lost the ability to defer, as a component of Accumulated Other Comprehensive Income, recognition of any unrealized gain or loss on our fuel hedge contracts until the hedged fuel is consumed (also known as the ability to use "hedge accounting"). The implications of this loss going forward are as follows:

      - we will have more volatile earnings as we mark our entire hedge portfolio to market each period-end and report the gain or loss in other non-operating income or expense,

      - because we mark our portfolio to market each period, the impact of the fuel hedging program will not be included in our results in the same period as the related fuel is purchased and consumed.

To help investors understand our results, we will regularly provide unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods that exclude the hedging gains/losses recorded on a GAAP basis and include the cash received or due on hedge positions settled during the period (although the related impact may have been recognized for financial reporting purposes in a prior period). We refer to this as the comparison of "raw fuel cost" to "economic fuel cost", which is presented below for July 2004.


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
          July 2004              Alaska Airlines   Alaska Airlines    Horizon Air      Horizon Air
         (unaudited)                 (000s)            Cost/Gal          (000s)      Cost/Gal (cents)
         -----------                 ------            --------          ------      ----------------
Fuel expense before hedge
  activities ("raw fuel") ...      $44,143              $1.32           $5,978            $1.35
Gains on settled hedges
  included in fuel expense ..        1,167                .04              159              .04
Reported GAAP fuel expense ..      $42,976              $1.28           $5,819            $1.31
Gains on settled hedges
  included in non-operating
  income* ...................        1,914                .05              259              .05
Economic fuel expense .......      $41,062              $1.23           $5,560            $1.26
                                   =======              =====           ======            =====

% Change from prior year ....         49.7%              44.7%            28.1%            47.7%
                                   =======              =====           ======            =====
Gains (losses) included in
  non-operating income related
  to hedges that settle in
  future periods ............      $23,133                 NM           $3,156              NM
                                   =======                              ======

*    Amounts may include mark-to-market hedging gains (losses) recognized in non-operating income
     (expense) in previous periods.



Excluding all gains on hedges recorded under generally accepted accounting principles and including the cash settlement received or due for hedges settled during the period, Alaska and Horizon's pre-tax income (loss) would have been lower by approximately $23 million and $3 million, respectively.

Alaska Air Group's future hedge positions are as follows:

                                               Approximate % of Expected             Approximate Crude Oil
                                                   Fuel Requirements                    Price per Barrel
                                                   -----------------                    ----------------
Third Quarter 2004                                        40%                                $29.30
Fourth Quarter 2004                                       50%                                $30.39
First Quarter 2005                                        50%                                $29.86
Second Quarter 2005                                       50%                                $28.97
Third Quarter 2005                                        50%                                $28.81
Fourth Quarter 2005                                       40%                                $29.20
First Quarter 2006                                        30%                                $30.45
Second Quarter 2006                                       20%                                $31.32
Third Quarter 2006                                        10%                                $33.20
Fourth Quarter 2006                                        0%                                $0.00


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OPERATING FLEET PLAN

The following table provides a fleet summary for Alaska and Horizon for actual airplanes on hand at the end of 2003 and changes in 2004 and 2005 based on our contractual obligations and expected retirement plans:

                                           CHANGE    CHANGE
                               ON HAND     DURING    DURING
                     SEATS     YE 2003      2004      2005
                     -----     -------      ----      ----
ALASKA AIRLINES
B737-200C             111          9         (2)       (1)
B737-400              138         40
B737-700              120         22
B737-800              160          0                    2
B737-900              172         11          1
MD-80                 140         27         (1)
                                 ---         ---       ---
Total                            109         (2)         1
                                 ===         ===       ===

HORIZON AIR
Q200                   37         28
Q400                   70         16          2
CRJ 700                70         18                     1
                                 ---         ---       ---
Total                             62          2          1
                                 ===         ===       ===

Alaska has no firm commitments for aircraft deliveries beyond 2005. However, we plan to acquire one B737-800 in 2005 and two B737-800s in 2006. These planned acquisitions are not included in the table above since we do not have firm orders at this time. Horizon has two CRJ 700s scheduled for delivery per year from 2006 to 2009 and none thereafter.


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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this Form 8-K contains forward-looking statements that relate to future events of our future financial performance and involve a number of risks and uncertainties. These forward-looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify forward-looking statements by terminology such as "forecast," "may," "will," "could," "should," "expect," "plan," "believe," "potential," "estimate" or other similar words indicating future events or contingencies. Some of the things that could cause our actual results to differ from our expectations are: the competitive environment and other trends in our industry; economic conditions; our reliance on automated systems; actual or threatened terrorist attacks, global instability and potential U.S. military involvement; our ability to meet our cost reduction goals; labor disputes; changes in our operating costs, including fuel and insurance; changes in laws and regulations; liability and other claims asserted against us; failure to expand our business; interest rates and the availability of financing; our ability to attract and retain qualified personnel; changes in our business plans; our significant indebtedness; downgrades of our credit ratings; and inflation. For a discussion of these and other risk factors, review the information under the caption "Business Risks" in Item 1 of the Company's Annual Report on Form 10-K/A for the year ended December 31, 2003. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this report. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.


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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

     ALASKA AIR GROUP, INC.
--------------------------------------
Registrant

Date:  August 19, 2004


/s/ Brandon S. Pedersen
--------------------------------------
Brandon S. Pedersen
Staff Vice President/Finance and Controller


/s/ Bradley D. Tilden
--------------------------------------
Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer


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